EXECUTION COPY

McCAIN FOODS LIMITED

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THOMAS EQUIPMENT, INC.

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THOMAS EQUIPMENT 2004 INC.

SHAREHOLDERS’ AGREEMENT

October 26, 2004

TABLE OF CONTENTS
(continued)

THIS SHAREHOLDERS’ AGREEMENT made as of the 26th day of October, 2004.

A M O N G:

McCAIN FOODS LIMITED,

a corporation incorporated under the laws of Canada,

(“McCain”)

OF THE FIRST PART

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THOMAS EQUIPMENT INC. (formerly known as Maxim Mortgage Corporation), a corporation incorporated under the laws of the State of
Delaware, (“TEI”)

OF THE SECOND PART

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THOMAS EQUIPMENT 2004 INC.,

a corporation incorporated under the laws of Canada,

(the “Corporation”)

OF THE THIRD PART

WHEREAS:

1.

On October 11, 2004 the Corporation became a 100% wholly-owned subsidiary of TEI by way of share exchange whereby all of the Corporation’s outstanding and issued common shares were exchanged for approximately 60% of the issued and outstanding common shares of TEI.

2.

The authorized capital of the Corporation consists of an unlimited number of Common Shares and 1,000 Preference Shares, of which 12,945,000 Common Shares and 1,000 Preference Shares are issued and outstanding on the date hereof.

3.

In order to grant to each other certain rights and privileges relating to the operations of the Corporation and the ownership of the shares of the Corporation, the Shareholders have entered into this Agreement to record their consensus as to the manner in which the Corporation’s affairs shall be conducted and to provide for their rights and obligations, as among themselves, as Shareholders. The Corporation has entered into this Agreement to confirm certain rights and obligations between the Corporation and the Shareholders.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter contained and of other good and valuable consideration (the receipt and sufficiency whereof the parties hereby acknowledge), the parties hereto covenant and agree each with the others as follows:

ARTICLE 1
DEFINITIONS

1.1        Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have these respective meanings.

(a)

“Acceptable Consideration” means any combination of (i) cash; (ii) at the option of McCain, publicly traded common shares of a corporation, the common shares of which are listed and posted for trading or quoted on a recognized North American stock exchange, which common shares are freely tradable and not subject to any hold period or other legal or contractual restriction on sale; (iii) at the option of McCain, common shares of TEI that are listed on the American Stock Exchange, which common shares are freely tradable and not subject to any hold period or other legal or contractual restriction on sale; or (iv) any other form of consideration consented to, in writing, by McCain;

(b)	“Annual Budget” means the annual budget prepared in connection with the operation of the Business and approved by the board of directors of the Corporation;

(c)	“Arm’s Length” shall have the meaning ascribed thereto in the Income Tax Act (Canada);

(d)	“Articles” means the articles of incorporation dated October 1, 2004, of the Corporation, as amended and as may be amended from time to time;

(e)

“Business” means the business presently and heretofore carried on by the Corporation consisting of manufacturing and distributing skid steer and mini skid steer loaders, attachments, mobile screening plants, mini excavators and harvestors;

(f)	“Business Day” means any day except Saturday, Sunday or any statutory or civic holiday in the City of Fredericton in the Province of New Brunswick;

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(g)	“Common Shares” means the common shares in the capital of the Corporation;

(h)	“Encumbrance” means any mortgage, lien, charge, pledge, option or right to acquire, security interest or encumbrance, whether fixed or floating relating to the Corporation’s assets whether real, personal or mixed, tangible or intangible, or any action, claim, right to salvage, execution or demand of any nature whatsoever and howsoever arising;

(i)	“Preference Shares” means the preference shares in the capital of the Corporation;

(j)	“Shares” means any and all of the shares in the capital of the Corporation, including the Common Shares and the Preference Shares;

(k)	“Shareholder” means each of McCain and TEI and each other person who subsequently becomes a shareholder of the Corporation, and “Shareholders” means all of them collectively;

(l)	“Subscription Agreement” means the share subscription agreement between McCain and the Corporation dated the date hereof;

(m)	“Subsidiary” shall have the meaning ascribed thereto in the Canada Business Corporation Act; and

(n)	“Transfer” means sell, assign, transfer, convey or otherwise dispose of.

ARTICLE 2
INTERPRETATION AND APPLICATION

2.1

(a)	Extended Meanings

In this Agreement, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.

(b)	Headings

The division of this Agreement into articles and sections, and the use of the headings, is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement.

(c)	Calculation of Time Periods

In this Agreement, except as otherwise expressly provided, when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

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(d)	Accounting Terms

All accounting terms which are not specifically defined herein shall be construed in accordance with generally accepted accounting principles which are from time to time approved by the Canadian Institute of Chartered Accountants as set forth in the publication known as the “CICA Handbook” and applicable as at the date on which any calculation is made or required to be made hereunder.

(e)	Currency

Unless otherwise stated, all amounts described in this Agreement are in Canadian currency.

ARTICLE 3
CAPITAL STRUCTURE

3.1        Authorized and Issued Share Capital

The Corporation represents and warrants to the Shareholders that the authorized capital of the Corporation consists of an unlimited number of Common Shares and 1,000 Preference Shares, of which 12,945,000 Common Shares and 1,000 Preference Shares are issued and outstanding as fully paid and non-assessable. Each of the Shareholders represents and warrants to the other Shareholder that it is the registered and beneficial owner of the Shares set forth opposite its name below and that it has the unconditional and irrevocable right to vote such Shares:

Shareholder	Number	Class

TEI	12,945,000	Common Shares

McCain	1000	Preference Shares

3.2        No Obligation to Loan or Guarantee

McCain shall have no obligation to make loans to the Corporation or to guarantee its indebtedness or otherwise provide any financial assistance unless McCain agrees to it in writing.

3.3        Share Certificates

Certificates evidencing the issued Shares shall be endorsed with a notation in substantially the following form:

“The shares represented by this Certificate may only be transferred, assigned or otherwise disposed of in accordance with the provisions of a Shareholders’ Agreement made as of October October 26, 2004 among the Shareholders of the Corporation and the Corporation.”

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ARTICLE 4
MANAGEMENT OF THE CORPORATION

4.1        Observer Rights

McCain shall have the right to have a representative attend all meetings of the board of directors of the Corporation as an observer and participate in the discussions at such meetings. Such observer shall have no right to vote on any matter but shall be sent notices of meetings of the board of directors or committees thereof and copies of all other material provided to the directors including any material relating to financial performance review, business proposals and budgets of the Corporation at the same time as such documents are sent to the directors. Such observer shall also receive copies of minutes of meetings of the board of directors and any committees thereof and all resolutions passed by the board of directors, at the same time as provided to the other directors and in any event within thirty (30) days of such meeting being held or resolution being passed, as the case may be. McCain will (and will cause such observer) to enter into a non-disclosure agreement regarding the confidential information of the Corporation on terms and conditions mutually acceptable to McCain and the Corporation.

4.2        Meetings of Directors

The board of directors of the Corporation shall meet at least semi-annually to review the business and affairs of the Corporation and shall meet at least thirty (30) days prior to the end of each financial year for the purpose of considering the Annual Budget for the following financial year as presented to the board of directors by the chief executive officer of the Corporation. Unless otherwise agreed upon by all of the directors, the Corporation will give at least seven (7) days’ notice of any meeting of the directors. No resolution with respect to any matter may be put to any meeting of the directors unless the notice of the meeting contains reasonable detail of the matter or unless all of the directors either are present and do not object to the matter being put to the meeting or otherwise waive this provision.

4.3        Matters Requiring McCain Approval

Notwithstanding any of the provisions of this Agreement, without the prior written consent or approval of McCain, the Corporation shall not cause or permit the Corporation or any Subsidiary to:

(a)

issue, or enter into any agreement to issue, or enter into any security or instrument containing a right in favour of the holder thereof or a party thereto to require the Corporation or any Subsidiary to issue, any additional Shares of the Corporation or any shares in the capital of any Subsidiary;

(b)

declare or pay any dividends, including stock dividends, on any of the Shares or on any of the shares of any Subsidiary or make any distribution of the assets of the Corporation or any Subsidiary to its shareholders, other than the cumulative cash dividends on the 1000 Preference Shares held by McCain in accordance with the Articles;

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(c)

redeem, purchase for cancellation or otherwise acquire or retire any of the Shares or any of the shares of any Subsidiary, except for the redemption of the 1000 Preference Shares held by McCain in accordance with the Articles or the purchase of such Preference Shares by TEI pursuant to Section 8.3;

(d)

increase or reduce the stated capital account for any class of Shares or alter the capital structure of the Corporation in any way, including subdividing, redividing, reclassifying or otherwise changing a class of Shares into another class of Shares, or reducing, combining or consolidating any Shares;

(e)	make any material change to the types, forms or amounts of insurance;

(f)

make or commit to make any capital expenditure, enter into any financial commitment (other than financial accommodation to be provided by Laurus Master Fund, Ltd. (“Laurus”) in connection with the credit facility to be provided by Laurus to TEI and its subsidiary, limited in principal sum to U.S. $22,000,000.00 plus all amounts advanced by Laurus to preserve and protect Laurus’ rights and collateral security granted to Laurus in connection with the transaction contemplated by such credit facility (the “Senior Credit Facility”), and any other financing required by the Corporation to acquire Pneutech Inc.) or enter into any lease or commitment to lease or acquisition of assets or securities in any financial year that exceeds $1,000,000 unless such capital expenditure, financial commitment or lease commitment or acquisition is included in the Annual Budget approved by the board of directors of the Corporation;

(g)	during any financial year, sell, exchange or dispose of any asset of the Corporation or a Subsidiary, other than dispositions in the ordinary course of business;

(h)

create or acquire any Subsidiary or amalgamate, consolidate, merge or otherwise reorganize the Corporation or any Subsidiary with or into any other corporation or take any steps to liquidate, dissolve or wind-up the Corporation or any Subsidiaries or to distribute the assets or property of the Corporation or any Subsidiaries for the purposes of winding-up its affairs, such consent not to be unreasonably withheld;

(i)

make any loans, or borrow, invest or advance any money or create any Encumbrance upon any assets of the Corporation (other than the Encumbrances granted in favour of Laurus to secure the Senior Credit Facility) or give any guarantees or indemnities or give any security for the debts or obligations of or provide financial assistance to any other person other than in accordance with the Senior Credit Facility;

(j)

establish or amend any compensation arrangements in any material respect including without limitation, all matters relating to remuneration, issuance or amendment of employee stock options and benefits (current, deferred, retirement or otherwise), pertaining to senior management of the Corporation or the senior management of any Subsidiary not otherwise provided for in the Annual Budget approved by the board of directors of the Corporation or as a result of the hiring of senior management in the normal course;

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(k)

enter into any contracts, commitments or agreements with any of the Shareholders of the Corporation or other parties hereto or any persons who do not deal at Arm’s Length with any of the Shareholders, any directors or officers of the Corporation or of any Subsidiary, other than those contracts entered into on the date hereof set forth in Schedule A attached hereto;

(l)	make any material change in the nature of the Business or relocate the operations and Business from Centreville, New Brunswick;

(m)

make an assignment for the benefit of any creditors of the Corporation or any Subsidiaries or file any notice, make application or take any other proceeding with respect to the Corporation under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada); or

(n)	make any change to the Articles or to the articles or by-laws of the Subsidiaries.

ARTICLE 5
FINANCIAL MATTERS

5.1        Auditor

Unless the Shareholders otherwise agree, Grant Thornton LLP shall be appointed as the auditor of the Corporation.

5.2        Financial Year

Except as the Shareholders may otherwise agree, the financial year of the Corporation shall be the twelve month period ending on the last day of June in each year.

ARTICLE 6
COVENANTS

6.1        No Partnership Created

Nothing contained in this Agreement shall be deemed in any way or for any purpose to constitute any Shareholder a partner, agent or legal representative of any other Shareholder in the conduct of any business or otherwise or a member of a joint venture or joint enterprise with any other Shareholder or to create any fiduciary relationship between them.

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6.2        TEI Covenant

TEI shall vote its Shares and in all other respects use its best efforts to take all such steps to cause the Corporation to comply with and act in a manner contemplated by the provisions of this Agreement so as to implement to their full extent the provisions of this Agreement.

6.3        Covenants of the Corporation

The Corporation covenants that:

(a)

it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying on its business and affairs, and shall duly comply with, perform or otherwise satisfy all provisions contained in this Agreement on its part to be complied with, performed or otherwise satisfied;

(b)

the Corporation shall maintain accurate and complete books and records of all transactions, receipts, expenses, assets and liabilities of the Corporation in accordance with generally accepted accounting principles, consistently applied as approved and adopted by the board of directors and satisfactory to the Corporation’s auditor or accountant, as applicable; and

(c)	the Corporation will carry on its operations and Business in Centreville, New Brunswick and in accordance with the provisions of this Agreement and in accordance with applicable law.

6.4        Reporting Obligation

The Corporation covenants that it will deliver to each of the Shareholders:

(a)	at least 40 days prior to the end of each financial year, an Annual Budget for the forthcoming financial year for approval by the board of directors;

(b)

within 21 days after the end of each month of each financial year, the unconsolidated statement of earnings, retained earnings, contributed surplus and changes in cash or financial position of the Corporation and TEI for such month and year to date and a balance sheet as of the last day of such month. All such statements of the Corporation shall contain the comparative budgeted amounts for such period as provided for in the Annual Budget and a comparison to the prior year amounts as applicable;

(c)

within 105 days after the end of each financial year, the audited annual consolidated statements of the Corporation and TEI, including the statement of earnings, retained earnings, contributed surplus and changes in cash or financial position of the Corporation for such financial year and a balance sheet of the Corporation as at the last day of such financial year together with the auditor’s report thereon, if any; and

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(d)	such other financial information as either of the Shareholders may reasonably require from the Corporation and TEI and/or their auditors or accountants, as applicable;

in each case prepared in accordance with generally accepted accounting principles consistently applied and certified to be so by the senior financial officer of the Corporation.

6.5        Shareholder’s Right of Inspection and Inquiry

The Corporation shall permit each Shareholder and its representatives, including accountants, legal or financial advisors or management consultants or others appointed by and on behalf of such Shareholder, to visit or inspect any properties of the Corporation or any Subsidiaries to examine the books and financial records of the Corporation or any Subsidiaries to discuss its affairs, finances and accounts, all at such reasonable times and as often as may be reasonably requested by the Shareholder, provided that such right of inspection and examination shall not interfere with the ordinary course of business and affairs of the Corporation or any Subsidiaries. Such Shareholder and its representatives may examine all or any aspect of the operations of the Corporation or any Subsidiaries and the Corporation agrees to cause its appropriate officers to answer any inquiries which such Shareholder and its representatives may ask fully and fairly and to the best of their ability. The costs of conducting the examination shall be borne solely by the Shareholder so conducting such examination. The Corporation agrees that such persons may, in the course of their investigations, discuss the business and affairs of the Corporation with the officers, directors and employees of the Corporation and with the Corporation’s auditor or accountant, as applicable; provided such discussions are not unreasonably burdensome to the Corporation.

ARTICLE 7
TRANSFER OF SHARES

7.1        Transfer of Shares

(a)	General Prohibition on Transfer of Shares

Subject to Subsection 7.1(c), no Common Shares shall be Transferred, mortgaged, pledged, charged, hypothecated or otherwise encumbered except in accordance with this Agreement. A purported Transfer, mortgage, pledge, charge, hypothecation or other encumbrance of any Common Shares in violation of this Agreement shall not be valid and the Corporation shall not register any such purported Transfer, mortgage, pledge, charge, hypothecation or other encumbrance of Common Shares on the securities register of the Corporation, nor shall any voting rights attaching to or relating to such Common Shares be exercised, nor shall any purported exercise of such voting rights be valid or effective.

(b)	Transferee to Sign Agreement

Subject to Subsection 7.1(c), if, pursuant to any provision of this Agreement, a Shareholder or the Corporation Transfers any Shares, no Transfer of such Shares shall be made or shall be effective and no application shall be made to the Corporation and the Corporation shall not register any such Transfer on the securities register of the Corporation until the proposed transferee becomes a party to this Agreement. Such proposed transferee shall deliver to the Secretary of the Corporation a signed copy of this Agreement and the Secretary of the Corporation shall forward a copy of the signed Agreement to each party to this Agreement.

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(c)	Pledge of Shares to Laurus

The parties hereto acknowledge and consent to the pledge by TEI of the Common Shares held by TEI to Laurus as collateral security for the Senior Credit Facility.

7.2        Permitted Transfers

Any Transfer permitted pursuant to Sections 7.4 and 7.5 of this Agreement shall be for Acceptable Consideration.

7.3        Shareholders to Facilitate Permitted Transfers

Each of the parties to this Agreement agrees that it shall give and execute all necessary consents and approvals to the Transfer of Shares in accordance with the terms of this Agreement as soon as the relevant provisions of this Agreement relating to the Transfer have been complied with.

7.4        Piggyback Rights on Sale of Shares

If TEI (the “Selling Shareholder”) receives a bona fide offer to purchase Shares from an arm’s length third party (“Third Party”) which the Selling Shareholder wishes to accept, TEI shall at least ten (10) days prior to accepting the Third Party offer, give notice in writing (“Disposition Notice”) to McCain. McCain shall have the right exercisable with ten (10) days of receipt of the Disposition Notice, upon notice in writing to the Selling Shareholder (“Piggy-Back Notice”) to require the Selling Shareholder to make acceptance of the offer of the Third Party by the Selling Shareholder to purchase its Shares conditional upon the Third Party purchasing the Preference Shares held by McCain for the Redemption Price as provided in the Articles simultaneously with the purchase of the Selling Shareholder’s Shares. If the Third Party does not wish to purchase all of the Selling Shareholder’s Shares and the Preference Shares held by McCain, in the manner hereinbefore mentioned, no Shares shall be sold to the Third Party. If McCain does not provide the Piggy-Back Notice within the prescribed ten (10) day period, TEI may sell its Shares to the Third Party, without the participation of McCain.

7.5        Drag Along Right

Subject to Section 7.3, if TEI has received from a Third Party a bona fide written offer to purchase all of the Shares of the Corporation, then TEI will have the right to require McCain to sell all their Preference Shares to the Third Party at the Redemption Price as defined in the Articles.

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ARTICLE 8
OBLIGATIONS REGARDING TEI

8.1        Observer Rights

McCain shall have the right to have a representative attend all meetings of the board of directors of TEI as an observer and participate in the discussion at such meetings. Such observer shall have no right to vote on any matter but shall be sent notices of meetings of the board of directors of TEI or committees thereof and copies of all other material provided to the directors of TEI including any material relating to financial performance review, business proposals and budgets of the TEI at the same time as such documents are sent to the directors. Such observer shall also receive copies of minutes of meetings of the board of directors of TEI and any committees thereof and all resolutions passed by the board of directors, at the same time as provided to the other directors and in any event within thirty (30) days of such meeting being held or resolution being passed, as the case may be.

8.2        Meetings of Directors of TEI

The board of directors of TEI shall meet at least quarterly to review the business and affairs of TEI and shall meet at least thirty (30) days prior to the end of each financial year for the purpose of considering the annual budget for the following financial year as presented to the board of directors by the chief executive officer of TEI. Unless otherwise agreed upon by all of the directors, TEI will give at least seven (7) days’ notice of any meeting of the directors. No resolution with respect to any matter may be put to any meeting of the directors unless the notice of the meeting contains reasonable detail of the matter or unless all of the directors of TEI either are present and do not object to the matter being put to the meeting or otherwise waive this provision.

8.3        Purchase of McCain Shares

TEI hereby covenants and agrees to purchase McCain’s 1000 Preference Shares within eighteen months of the date hereof at the Redemption Price as set out in the Articles for either:

(a)	cash; or

(b)	at the sole discretion of McCain, for Acceptable Consideration.

8.4        Payment of Dividends

The Corporation hereby agrees to pay the annual cumulative dividends to McCain in accordance with the Articles and TEI hereby covenants and agrees to do all acts and things to ensure that the Corporation pays the dividends to McCain annually in accordance with the Articles, including but not limited to providing an inter-corporate loan or capital contribution to the Corporation.

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8.5        Stock Exchange Listing

TEI hereby agrees to promptly apply for a listing of the Common Shares for trading on the American Stock Exchange and shall cause such meetings to be held, votes to be cast, resolutions to be passed, documents to be executed, and all things and acts to be done to ensure that such listing is achieved in a timely manner.

8.6        Matters Requiring McCain Approval

Notwithstanding any of the provisions of this Agreement, without the prior written consent or approval of McCain, such consent not to be unreasonably withheld, TEI shall not cause or permit TEI or any Subsidiary to:

(a)

create or acquire any Subsidiary or amalgamate, consolidate, merge or otherwise reorganize TEI or any Subsidiary with or into any other corporation, except for the merger or amalgamation of Pneutech Inc. or any of its affiliates with TEI, or take any steps to liquidate, dissolve or wind-up TEI or any Subsidiaries or to distribute the assets or property of TEI or any Subsidiaries for the purposes of winding-up its affairs; or

(b)

make a voluntary assignment for the benefit of any creditors of TEI or any Subsidiaries or file any notice, make a voluntary application or take any other proceeding with respect to TEI under any applicable bankruptcy, creditor protection or winding-up legislation.

8.7        Subordination

The parties acknowledge that, pursuant to a subordination agreement between McCain and Laurus of even date herewith, the payment of dividends and the redemption or purchase of the Preference Shares is subordinate to the rights of Laurus in the event of a default under the Senior Credit Facility that is not cured by TEI or the Corporation in accordance with the Senior Credit Facility or waived by Laurus in writing.

ARTICLE 9
GENERAL

9.1        Term

This Agreement shall come into force and effect as of the date hereof and shall continue in force until the earlier of:

(a)	the date on which one person holds all the Shares;

(b)	the date this Agreement is terminated by written agreement among all the parties hereto; or

(c)	the date on which the Corporation is dissolved in accordance with the applicable provisions of the Canada Business Corporations Act.

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9.2        Specific Performance/Injunction

The parties acknowledge that any breach of this Agreement by any party may cause significant damage and harm to any one or more of the other parties hereto and that damages and other remedies at law may not be a sufficient remedy in the event of a breach by any party of the terms of this Agreement. Accordingly, the parties hereby acknowledge that the equitable remedies of specific performance and injunction are the appropriate remedies in such circumstances and hereby agree to the granting of such remedies without proof of actual damages, in addition to any other remedies to which the other party or parties may be entitled.

9.3        Further Assurances

The parties agree to make, do, execute, acknowledge and deliver or cause and procure to be made, done, executed, acknowledged and delivered any and all further acts, documents and assurances as may, in the opinion of any of them, be necessary or desirable to give effect to the sections and agreements provided for and contemplated by this Agreement.

9.4        Public Notices

All notices to third parties concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the parties and no party shall act unilaterally in this regard without the prior approval of the other parties, such approval not to be unreasonably withheld unless such disclosure shall be required to meet timely disclosure obligations of any party under applicable securities law and stock exchange rules in circumstances where prior consultation with the other parties is not practicable.

9.5        Communications

Any notice or communication required or permitted by this Agreement to be given to a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid ordinary mail except in the event of a general discontinuance of postal service due to strike, lock-out or otherwise, or if transmitted by any form of recorded communication tested prior to transmission (other than e-mail), to such party:

(a)	in the case of notice to McCain:

Mr. Harold Durost / Mr. Terrance Bird
c/o McCain Foods Limited
BCE Place, 181 Bay Street
Suite 3600
Toronto, ON M5J 2T3
Telecopier: (416) 955-1756

(b)	in the case of TEI:

Mr. David Marks
1818 North Farwell Ave
Milwaukee, Wisconsin
USA, 53202

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(c)	in the case of notice to the Corporation:

Mr. Clifford Rhee
29 Hawkins Road
Centreville, NB E7K 3G4
Telecopier: (506) 276-4308

or such other address as the party to whom such notice is given shall have last notified the party giving such notice. Notice delivered personally shall be deemed to be given when delivered and if mailed, shall be deemed to have been given on the fifth business day after deposit in a post office or public letter box. Notice transmitted by a form of recorded communication shall be deemed given on the next day following dispatch and acknowledgement of receipt by recipient. Any party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

9.6        Severability

If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of such provision in any other jurisdiction or its application to other parties or circumstances.

9.7        Amendment

This Agreement may be amended with the written consent of McCain.

9.8        Assignment

Except as otherwise specifically provided herein, the rights of the parties shall not be assignable without the prior written consent of all Shareholders but shall bind and benefit the respective parties hereto and their successors, heirs, personal legal representatives and permitted assigns. Notwithstanding the foregoing, the Agreement may be assigned by McCain to an affiliate.

9.9        Time of the Essence

Time shall be of the essence in this Agreement.

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9.10        Effect of Agreement By-laws etc.

Each of the parties hereto agrees that to the extent of any inconsistency, incongruity or contradiction between the articles, by-laws and any resolutions of the directors or shareholders of the Corporation or TEI on the one hand, and the provisions of this Agreement on the other hand, the provisions of this Agreement shall govern and supersede any such inconsistent, incongruous or contradictory provision of the by-laws or such resolutions and the parties hereto further agree to cause articles and by-laws to be amended and resolutions modified or rescinded to ensure that that they conform with the provisions of this Agreement.

9.11        Counterparts and Facsimile Execution

This Agreement may be executed in one or more counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

To evidence the fact that is has executed this Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile or email transmission. That party shall be deemed to have executed this Agreement on the date it sent such facsimile or email transmission. In such event, such party shall forthwith deliver to the other party the counterpart of this Agreement executed by such party.

9.12        Governing Law

This Agreement shall be deemed to have been made in, and shall be governed by, and be construed in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein and shall be treated, in all respects, as a New Brunswick contract. Each party irrevocably attorns and submits to the jurisdiction of the courts of the Province of New Brunswick in connection with all disputes under or relating to this Agreement or the transactions contemplated hereby

9.13        Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes any prior negotiations, understandings and agreements among them in respect of such subject matter. The parties hereto acknowledge that there is no representation, warranty, agreement or understanding between them which has induced any of the parties hereto to enter into this Agreement. No amendment or variation to this Agreement shall be binding upon any party hereto unless made in writing and signed by such party. The failure of any party hereto to insist on the strict performance of any provision of this Agreement shall not limit the rights of that party to insist at any future time on the performance of the same or any other provision of this Agreement.

9.14        Waiver of Jury Trial

FOR THE PURPOSES OF ANY LITIGATION COMMENCED IN THE UNITED STATES, EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT; OR (B) ARISING FROM OR RELATING TO ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT; AND AGREES THAT ANY SUCH LITIGATION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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9.15        Service of Process

Each party irrevocably consents to the service of process out of the courts of the Province of New Brunswick in accordance with the local rules of civil procedure or by mailing a copy thereof, by registered mail, postage prepaid to such party at the address of such party set forth in Section 9.5, or by sending a copy thereof by facsimile to such party at the facsimile number of such party set forth in Section 9.5.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

McCAIN FOODS LIMITED

By:	/s/ HAROLD DUROST

Name: Harold Durost Title:

THOMAS EQUIPMENT, INC.

By:	/s/ CLIFFORD RHEE

Name: Clifford Rhee Title: President

THOMAS EQUIPMENT 2004 INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

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SCHEDULE A

EXISTING NON-ARM’S LENGTH CONTRACTS
AND CONTRACTS WITH SHAREHOLDERS

Employment agreement between Clifford M. Rhee and Thomas Equipment 2004 Inc.

Employment agreement between Clifford M. Rhee and Thomas Equipment, Inc.